Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statements on:

•	Form S-3	Nos. 33-49280, 33-55542, 33-56940, 33-68760, 33-51101, 33-62903, 33-63663, 333-04809, 333-12439, 333-27155, 333-37992, 333-42575, 333-44549, 333-48474, 333-49442, 333-51201, 333-68949, 333-90079, 333-57364, 333-75554, 333-102206, 333-103940, 333-105316, 333-106510, 333-106598, 333-108047, 333-117615, 333-122925, 333-125845, and 333-126744; and
•	Form S-8
Nos. 33-38109, 33-39025, 33-47437, 33-50206, 33-64985, 333-00983, 333-02809, 333-02811, 333-07077, 333-12697, 333-49124, 333-56589, 333-77425, 333-94905, 333-46268, 333-58460, 333-58458, 333-63016, 333-101134, 333-107166, 333-112928, 333-119680, and 333-124635

of Citigroup Inc. of our reports dated February 23, 2006, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 2005 and 2004, the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2005 and 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Citigroup. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2005, in Citigroup's method of accounting for conditional asset retirement obligations associated with operating leases and, in 2003, in Citigroup's methods of accounting for variable interest entities and stock based compensation.

/s/ KPMG LLP
New York, New York
February 23, 2006